UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report:  December 8, 2004

Date of Earliest Event Reported:  December 2, 2004

Commission File Number 1-6450

GREAT LAKES CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	95-1765035
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9025 NORTH RIVER ROAD, SUITE 400

INDIANAPOLIS, INDIANA  46240

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code  317-715-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Contract

Effective December 2, 2004, the Board of Directors set the base salary of John J. Gallagher III, acting chief executive officer, at $700,000, and his annual target bonus, subject to attainment of the performance goals set by the Compensation and Incentive Committee, at 85% of his base annual compensation.

The Registrant entered into an amended change of control agreement with Mr. Gallagher effective December 3, 2004. The sole effect of the amendment was to change the amount of the severance payment in the event of a change in control and his subsequent termination or resignation for good cause to an amount equal to the greater of (I) the product of (A) the sum of his salary for the twelve months immediately prior to the occurrence of the event(s) giving rise to the notice of termination, plus the greater of (i) his target annual bonus of 85% of the salary set forth in the preceding clause (assuming, for purposes of this Agreement there were 100% fulfillment of all elements of the formula under which such bonus would have been calculated), or (ii) the average of the annual bonuses paid or payable to him for the three (3) calendar years immediately preceding the year in which the date of termination occurs, multiplied by (B) the number three (3); or (II) $3,000,000.

Effective December 2, 2004, the Board of Directors agreed to pay to Nigel D. T. Andrews, the non-executive chairman of the board, an annual retainer of $110,000, in addition to the annual retainer paid to all directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	December 8, 2004	By:	/s/ William L. Sherwood
William L. Sherwood
Vice President and
Corporate Controller